CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

YONGYE INTERNATIONAL, INC.

Pursuant to the provisions of Nevada Revised Statutes (“NRS”) 78.390 and 78.403, the undersigned officer of Yongye International, Inc., a Nevada corporation, does hereby certify as follows:

A.           The Agreement and Plan of Merger, dated as of September 23, 2013, as amended on April 9, 2014, by and among Full Alliance International Limited, a British Virgin Islands company, Yongye International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Yongye International Merger Sub Limited, a Nevada corporation, and Yongye International, Inc., a Nevada corporation (as amended, the “Merger Agreement”) provides for the amendment and restatement of the corporation’s articles of incorporation as set forth below.

B.           The Merger Agreement, and the amendment and restatement of the corporation’s articles of incorporation contemplated thereby and hereby, have been duly approved by the board of directors of the corporation and the required vote of the stockholders of the corporation, which is sufficient for approval thereof.

C.           This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

YONGYE INTERNATIONAL, INC.

ARTICLE I

NAME

The name of the corporation is Yongye International, Inc. (the “Corporation”).

ARTICLE II

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of ten thousand (10,000) shares of common stock, no par value.

ARTICLE III

BOARD OF DIRECTORS

The name and address of the sole director of the corporation as of the filing hereof are as follows: Wu Zishen, c/o Yongye International, Inc., Suite 608, Xueyuan International Tower, No. 1, Zhichun Road, Haidian District, Beijing, China 100083.

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ARTICLE IV

INDEMNIFICATION

Subject to the requirements of applicable law requiring mandatory indemnification, if any, the Corporation shall indemnify, to the maximum extent permitted by applicable law, any person who incurs liability or expense by reason of such person acting as an officer or director of the Corporation. The Corporation shall indemnify the directors and officers of the Corporation for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such directors or officers to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation. The indemnification and advancement of expenses hereby authorized is continuing and shall inure to the benefit of the heirs, executors and administrators of each such director, officer, employee and agent, as applicable. Any repeal or modification of this article shall be prospective only, and shall not adversely affect any indemnification or limitations on the personal liability of a director or an officer of the Corporation for acts or omissions prior to such repeal or modification. Further, neither any amendment nor repeal of this article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the effect of this article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE V

LIABILITY

To the fullest extent permitted by applicable law, any person acting as a director or officer of the Corporation shall not be liable to the Corporation or its stockholders or creditors for monetary damages for any action taken or any failure to take any action by such person as a director or officer. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a person as a director or officer of the Corporation occurring prior to such repeal, amendment or modification. The provisions of this article shall not be deemed to limit or preclude indemnification of a person acting as a director or officer for any liability of such person which has not been eliminated by the provisions of this article.

ARTICLE VI

PREEMPTIVE RIGHTS

No stockholder of the Corporation shall have a preemptive right to acquire the Corporation's unissued shares unless and to the extent a written agreement between such stockholder and the Corporation provides for such preemptive right.

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ARTICLE VII

BYLAWS

In furtherance and not in limitation of any powers under the law, the Board of Directors shall have exclusive authority to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VIII

AMENDMENTS

Except as expressly provided by Articles IV and V above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter permitted by Nevada law, and all rights conferred upon stockholders granted by these Articles are subject to this reservation.

ARTICLE IX

COMBINATIONS

The Corporation expressly elects not to be governed by NRS 78.411 to 78.444, inclusive.

ARTICLE X

ACQUISITION OF A CONTROLLING INTEREST

The provisions of NRS 78.378 to 78.3793, inclusive, do not apply to the Corporation or the acquisition of a controlling interest by existing or future stockholders, whether or not identified.

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IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amended and Restated Articles of Incorporation of Yongye International, Inc., as of July 3, 2014.

/s/ Zishen Wu
Name: Zishen Wu
Title: President

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